PURCHASE AND SALE AGREEMENT

This Agreement is executed on September 6, 2007, by and between Anadarko Petroleum Corporation, a Delaware Corporation (“Seller”), and Ignis Louisiana Salt Basin, LLC, a Delaware Limited Liability Company (“Purchaser”).

ARTICLE I
DESCRIPTION OF THE ASSETS

Section 1.1.  Assets.
As used herein, the term “Assets” means, subject to the terms and conditions of this Purchase and Sale Agreement, all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following:

(a)
All leasehold interests on and to the oil and gas leases, including working interests, reversionary interests, overriding royalties, net profits interests, carried interests, and other properties and interests described on Exhibit A (collectively, the “Leasehold Interests”);

(b)
Each and every kind and character of right, title, claim, and interest that Seller has in and to the lands covered by the Leasehold Interests, assignments and other documents of title described or referred to in Exhibit A, or the lands currently pooled, unitized, communitized or consolidated therewith (together the “Lands”);

(c)	All oil, gas and all other hydrocarbons (collectively “Hydrocarbons”) in, on or under or that may be produced from the Lands and/or Leasehold Interests;
(d)	All oil, gas, water or injection wells located on the Lands identified on Exhibit B (the “Wells”);
(e)
All leasehold interests of Seller in or to any currently existing pools or units which include any Lands or all or a part of any Leasehold Interests or include any Wells, including those pools or units shown on Exhibit B (the “Units”; the Units, together with the Leasehold Interests,  Lands and Wells being hereinafter referred to as the “Property” or “Properties”), and including all leasehold interest of Seller in production of hydrocarbons from any such Unit, whether such Unit production of hydrocarbons comes from Wells located on or off of a Leasehold Interest, and all tenements, hereditaments and appurtenances belonging to the Leasehold Interests, and Units;

(f)
All equipment, machinery, fixtures flow lines, pipelines, gathering systems and appurtenances thereto and other tangible personal property and improvements located on the Properties or used or held for use primarily in connection with the operation of the Properties (“Equipment”);

(g)	All contracts, agreements and instruments described or referred to on Exhibit C by which the Properties are bound, or that relate to or are otherwise applicable to the Properties (“Contracts”);
(h)	All rights-of-way, easements, surface leases and other surface rights described or referred to on Exhibit D (“Surface Contracts”);
(i)
Copies of the files, records, data and information relating to the items described in items (a) through (h) above maintained by Seller to the extent that such files, records, data and information are not subject to restrictions on assignment or copying (the “Records”); provided, however, that Seller may retain the originals of such files and other records as Seller has determined may be required for litigation, tax, accounting, and auditing purposes and provide Purchaser with copies thereof at Seller’s cost, excluding, however, the Excluded Assets (as defined in Section 1.2)

Section 1.2.  Excluded Assets.
Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the transaction contemplated hereby (collectively, the “Excluded Assets”):

(a)
all corporate, financial, income and franchise tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), and all books, records and files that relate to the Excluded Assets;

(b)
all geological and geophysical data (including all seismic data, including reprocessed data), all interpretive data, technical evaluations, technical outputs, reserve estimates and economic estimates related to the Assets;

(c)	all rights to any refund of taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Date;
(d)	Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;
(e)
all trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Date;

(f)	all right, title and interest of Seller in and to vehicles or vessels used in connection with the Assets;
(g)
any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with Seller or any affiliate of Seller or any business of Seller or of any affiliate of Seller; and

(h)
a nonexclusive right until the 2 year anniversary of the Closing Date to freely use and copy any logs, maps, engineering data and reports, and any other data or information being transferred as a part of the Assets at reasonable times and reasonable places, provided that any such copying will be done at Seller’s expense. The 2 year period shall be extended if access is required by law or litigation.

Section 1.3  Effective Time; Proration of Costs and Revenues.
(a)
Possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of April 1, 2007 (the “Effective Date”).

(b)
Purchaser shall be entitled to all hydrocarbon production from or attributable to the Leases, Units and Wells at and after the Effective Date (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Date, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Date. Seller shall be entitled to all Hydrocarbon production from or attributable to Leases, Units and Wells prior to the Effective Date (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Date, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Date.  “Earned” and "incurred”, as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards. “Property Costs” means all costs attributable to the ownership and operation of the Assets (including without limitation costs of insurance and ad valorem, property, severance, hydrocarbon production and similar taxes based upon or measured by the ownership or operation of the Assets or the production of hydrocarbons therefrom, but excluding any other taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and customary and usual overhead costs for similar operations in the area charged to the Assets under the relevant operating agreement or unit agreement, if any, but excluding any costs incurred to cure any Title Defects pursuant to Section 3.5 (b) below.  Taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Date, except that hydrocarbon production, severance and similar taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Date. For clarification, the date an item or work is ordered is not the date of a pre-Effective Date transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date.  In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Date and Seller shall be responsible for the portion allocated to the period before the Effective Date.

ARTICLE II
PURCHASE PRICE

Section 2.1. Purchase Price.
The purchase price for the Assets (the “Purchase Price”) shall be Three Million Dollars ($3,000,000.00) This amount will may be changed to reflect the actual dollar amount at closing adjusted as provided in Sections 2.3 and 2.4.

Section 2.2.  Allocation of Purchase Price for Tax Purposes.
Purchaser and Seller will use commercially reasonable efforts to agree within thirty (30) days of Closing upon an allocation of the unadjusted Purchase Price among the Assets, in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations thereunder. The “Tax Allocated Value” for any Asset shall equal the portion of the unadjusted Purchase Price allocated to such Asset by the parties, increased or reduced as described in this Article 2.  Any adjustments to the Purchase Price other than the adjustments provided for in Sections 2.4(b) and 2.4(e) shall be applied on a pro rata basis to the amounts agreed to by the parties pursuant to this Section 2.2 for all Assets.  After all such adjustments are made, any adjustments to the Purchase Price pursuant to Sections 2.3(b) and 2.3(e) shall be applied to the amounts agreed to by the parties pursuant to this Section 2.2  for the particular affected Assets.

Section 2.3.  Purchase Price Adjustments.
The Purchase Price for the Assets shall be adjusted as follows with all such amounts being determined in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards:

(a)
Reduced by the aggregate amount of the following proceeds received by Seller between the Effective Date and Closing (with the period between the Effective Date and Closing referred to as the “Adjustment Period”): (i) proceeds from the sale of hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of hydrocarbon production, gathering, processing and transportation costs and any hydrocarbon production, severance, sales or excise taxes not reimbursed to Seller by the purchaser of hydrocarbon production) produced from or attributable to the Properties during the Adjustment Period, and (ii) other proceeds earned with respect to the Assets during the Adjustment Period;

(b)
If Seller makes the election under Section 3.5(c)(i) with respect to a Title Defect, subject to the Individual Title Deductible and the Aggregate Title Deductible, the Purchase Price shall be reduced by the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing;

(c)
Increased by the amount of all Property Costs attributable to the ownership and operation of the Assets which are paid by Seller or incurred at or after the Effective Date, including, but not limited to, lease extension and lease option costs;

(d)	Reduced to the extent provided in Section 3.5(c)(ii) with respect to Property subject to Title Defects and retained by Seller;
(e)	Reduced to the extent provided in Section 3.6(b) with respect to Preference Rights; and
(f)	Increased or reduced as agreed upon in writing by Seller and Purchaser.

The Purchase Price as adjusted after calculating and applying the adjustments set forth in this Section 2.3 is the adjusted purchase price (the “Adjusted Purchase Price”).

Section 2.4.  Closing Payment & Post-Closing Purchase Price Adjustments.
(a)
Not later than three (3) Business Days (“Business Days” means each calendar day except Saturdays, Sundays, and federal holidays) prior to the Closing, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all Purchase Price adjustments provided for in this Agreement. The estimate delivered in accordance with this Section 2.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”).

(b)
As soon as reasonably practicable after the Closing but not later than one hundred and twenty (120) days following the Closing, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Date and taking into account all adjustments provided for in this Agreement. Seller shall at Purchaser’s request supply reasonable documentation available to support any credit, charge, receipt or other item.  As soon as reasonably practicable but not later than the 30th day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such Statement. The parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than one hundred eighty (180) days after the Closing. In the event that the parties cannot reach agreement within such period of time, either party may refer the remaining matters in dispute to a nationally-recognized independent accounting firm not currently representing either party as may be accepted by Purchaser and Seller, for review and final determination. The accounting firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 2.4. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the accounting firm.

Section 2.5.  Payments Required.
All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the account of Anadarko Petroleum Corporation, [Account No. 1862921 at Mellon Bank, Pittsburgh, PA, ABA No. 043-000-261] for the credit of Seller or to such other bank and account as may be specified by Seller in writing.

ARTICLE III
SELLER’S TITLE

Section 3.1  Access and Review.
Between the date of execution of this Agreement by both Purchaser and Seller and continuing until three (3) Business Days prior to the Closing, Seller will give Purchaser and its representatives access to the Assets, to the extent Seller can grant such access, and access to the Records in Seller’s possession, for the purpose of conducting an investigation of the Assets, including an environmental assessment of the Properties, but only to the extent that Seller may do so without violating any obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller. Such access by Purchaser shall be limited to Seller’s normal business hours, and any weekends and after hours requested by Purchaser that can be reasonably accommodated by Seller, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets.  Any assessment shall be conducted at the sole cost and expense of Purchaser.  Prior to conducting any physical examination of the Properties, including sampling, boring, drilling or other invasive activity with respect to the Properties, Purchaser shall furnish for Seller’s review a proposed scope of such invasive activity, including a description of the activities to be conducted and a description of the approximate locations of such activities.  Seller may request an appropriate modification of the proposed invasive activity.  All information obtained by Purchaser and its representatives under this Section shall be subject to the terms of that certain confidentiality agreement between Seller and Purchaser dated March 8, 2007 (the "Confidentiality Agreement").  PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE SELLER, ITS PARENT, SUBSIDIARIES AND AFFILIATES AND ALL OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LOSSES AND CLAIMS ARISING OUT OF OR RELATING TO ANY DUE DILIGENCE ACTIVITY, CONDUCTED BY PURCHASER OR ITS AGENTS, WHETHER BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY LOSSES RESULTING, IN WHOLE OR IN PART, FROM THE NEGLIGENCE OR STRICT LIABILITY OF SELLER, BUT EXCLUDING ANY LOSSES RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER.

Section 3.2.  Defensible Title.
As used in this Agreement, the term “Defensible Title” means that title of Seller with respect to the Units, Wells, or Leasehold Interests that, except for and subject to Permitted Encumbrances:

(a)
Entitles Seller to receive not less than the percentage set forth in Exhibit A as Seller’s “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from the Leasehold Interests as set forth in Exhibit A, all without reduction, suspension or termination of such interest throughout the productive life of such well, except decreases in connection with those operations in which Seller may after the Effective Date be a non-consenting co-owner, decreases resulting from the establishment or amendment after the Effective Date of pools or units, and except for carried interests, production payments, reversionary interest or other changes in interest in time as specifically set forth in Exhibit A ;

(b)
Obligates Seller to bear not greater than the percentage set forth in Exhibit B as Seller’s “Working Interest” of the costs and expenses relating to the maintenance, development and operation of each Well or Unit as set forth in ExhibitB, all without increase throughout the productive life of such well, except increases resulting from contribution requirements with respect to non-consenting co-owners under applicable operating agreements, and except for carried interests, production payments, reversionary interest or other changes in interest in time as specifically set forth in ExhibitB; and

(c)	Is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, mortgages, or other defects;
(d)	Entitles Purchaser to receive not less than the net leasehold acreage described on Exhibit A ; and
(e)	There are no contracts which materially detract from the value of or materially interfere with the use or ownership of the Units, Wells, or Leasehold Interest.

Section 3.3.  Title Defect.
As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including without limitation a material discrepancy in the net leasehold acreage) that, alone or in combination with other Title Defects, causes Purchaser not to have Defensible Title in and to the Units, Wells, or Leasehold Interest shown in Exhibits A and B. Notwithstanding the foregoing, the following shall not be considered Title Defects:

1.	defects based solely on (i) lack of information in the Seller’s files, or (ii) references to a document(s) if such document(s) is not in Seller’s files;
2.	defects in the chain of title prior to January 1, 1950;
3.
defects arising out of lack of corporate or other entity authorization unless Purchaser provides affirmative evidence that the action was not authorized and results in another party’s actual and superior claim of title to the relevant Property;

4.
defects based on failure to record oil and gas leases issued by any state, or any assignments of record title or operating rights in such leases, in the real property, conveyance or other records of the county in which such Property is located;

5.
defects based on a gap in Seller’s chain of title in the county records as to fee oil and gas leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;

6.	defects that have been cured by applicable laws of limitations or prescription;
7.
any delay in delivering an assignment earned under a farmout, participation or similar agreement unless Purchaser provides affirmative evidence that the farmor or other third party record title holder has refused to deliver such assignment; and

8.	defects disclosed to or known by Purchaser and/or its affiliates prior to the execution of this Agreement.

Notwithstanding anything in this Agreement to the contrary, the failure of title with regard to any particular lease shall not be deemed a Title Defect, if the Assets include Seller’s interest in one or more protection leases covering all of the same mineral rights as the failed lease that would otherwise constitute a Title Defect.

Section 3.4.  Definition of Permitted Encumbrances.
As used herein, the term “Permitted Encumbrances” means any or all of the following provided that such matters do not operate to reduce directly the Net Revenue Interests of Seller below those set forth in Exhibits A and B or increase directly the Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests;

(a)
All  royalties, overriding royalties, reversionary interests and other burdens in existence as of the Effective Date to the extent that the net cumulative effect of such burdens does not materially reduce Seller’s net leasehold acreage below that shown in Exhibit A;

(b)
All leases, unit agreements, pooling agreements, operating agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that the net cumulative effect of such instruments does not materially reduce Seller’s net leasehold acreage below that shown in Exhibit A;

(c)
Preference Rights applicable to the Assets with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights.

(d)
Transfer Requirements, third-party consent requirements and other similar restrictions or waivers with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(e)
Liens for current taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions and for which any Seller has agreed to pay any final settlement related to periods prior to the Effective Date;

(f)
Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions and for which any Seller has agreed to pay any final settlement related to periods prior to the Effective Date;

(g)
All rights to consent by, required notices to, filings with, or other actions by governmental bodies in connection with the sale or conveyance of the Assets or interests therein if they are not required or customarily obtained prior to the sale or conveyance;

(h)
Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, materially  interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not reduce Seller’s net leasehold acreage below that shown in Exhibit A;

(i)	Matters that would otherwise be considered Title Defects but that do not meet the Individual Title Deductible set forth in Section 3.5(g);
(j)	Imbalances associated with the Assets;
(k)	Rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;
(l)
Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that they do not individually reduce Seller’s net leasehold acreage below that shown in Exhibit A; and

(m)	Calls on Hydrocarbon production under existing Contracts.

Section 3.5.  Notice of Title Defect Adjustments.
(a)
To assert a claim of a Title Defect, Purchaser must deliver claim notices to Seller (each a “Title Defect Notice”) on or before three (3) days prior to Closing (the “Title Claim Date”).  Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Unit, Well, or Leasehold Interest affected by the Title Defect (each a “Title Defect Property”), (iii) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (iv) the amount by which Purchaser reasonably believes the value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall be deemed to have waived its right to assert Title Defects that Seller has not been given notice on or before the Title Claim Date.  For purposes of this Agreement, the term “Allocated Value” with respect to a particular Property shall mean the portion of the Purchase Price that has been allocated to such Property on Exhibits A and B (as appropriate).

(b)
Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to Closing (the “Cure Period”), unless the parties otherwise agree, any Title Defects of which it has been advised by Purchaser.

(c)	Remedies for Title Defects - Seller.
In the event that any Title Defect is not waived by Purchaser or cured on or before Closing, Seller shall, at its sole election, elect to:
(i)
subject to the Individual Title Deductible and the Aggregate Title Deductible, reduce the Purchase Price by an amount agreed upon ("Title Defect Amount") pursuant to Section 3.5(e) or 3.5(f) by Purchaser and Seller as being the value of such Title Defect, taking into consideration the Allocated Value of the Property subject to such Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby; provided, however, that the methodology, terms and conditions of Section 3.5(f) shall control any such determination; or

(ii)
retain the entirety of the Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property;

(d)	Section 3.5(c) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 3.5.
(e)
The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)	if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)
if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)
if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i) or (ii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation; and

(iv)
notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(f)
Seller and Purchaser shall attempt to agree on all Title Defect Amounts prior to Closing.  If Seller and Purchaser are unable to agree by Closing, the Title Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.5(f). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the Properties are located, as selected by mutual agreement of Purchaser and Seller within fifteen (15) Business Days after the end of the Cure Period, and absent such agreement, by the Houston office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section.  In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 3.5(e) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination.  Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to third party consultation.

(g)
Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for individual Title Defects that do not exceed $50,000.00 (“Individual Title Deductible”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for Title Defects unless the amount of all such Title Defects, in the aggregate, excluding any Title Defects cured by Seller, exceeds a deductible in an amount equal to ten percent (10%) of the value attributed to the leases in Exhibit A (“Aggregate Title Deductible”), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only with respect to Title Defects in excess of such Aggregate Title Deductible.

Section 3.6.Preference Rights and Transfer Requirements.
(a)
Purchaser’s purchase of the Assets is expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements.  “Preference Right” means any right or agreement that enables any person or entity to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the sale, assignment or other transfer of any Asset or any interest therein or portion thereof as contemplated in this document.  “Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein, other than any consent of, notice to, filing with, or other action by governmental bodies in connection with the sale or conveyance of oil and/or gas leases or interests therein or Surface Contracts or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Surface Contracts or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies). To the knowledge of the officers of Seller, none of the Assets, or any portion thereof, is subject to any Preference Right or Transfer Requirement which may be applicable to the acquisition contemplated by this Agreement, except for (i) Preference Rights and Transfer Requirements contained in easements, rights-of-way or equipment leases and (ii) Preference Rights and Transfer Requirements as are set forth on Exhibit E.  Within 10 Business Days of execution of this Agreement, Seller shall initiate all procedures which in Seller’s good faith judgment are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in Exhibit E with respect to the acquisition contemplated by this Agreement.  Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.

(b)
The portion of the Purchase Price to be allocated to any Asset or portion thereof affected by a Preference Right (a “Preference Property”) shall be the Allocated Value for the Property set forth in Exhibits A or B (as appropriate).  If a Preference Property affects only a portion of a Property and a portion of the Purchase Price has not been allocated specifically to such portion of a Property in Exhibits A or B (as appropriate), then the portion of the Purchase Price to be allocated to such Preference Property shall be determined in a reasonable manner taking into account the net acreage (or net acre feet, as appropriate) that the portion of such Property affected by such Preference Property bears to the net acreage (or net acre feet, as appropriate) in the entire Property.  Any Preference Property that is a Property shall include a pro rata share of all of Seller’s right, title and interest in, to and under all Contracts, Surface Contracts, Equipment, hydrocarbon production and Records included in the Assets that are directly related or attributable to such Preference Property.

(c)
If the holder of a Preference Right who has been offered a Preference Property pursuant to Section 3.6(a) elects prior to Closing to purchase such Preference Property in accordance with the terms of such Preference Right, and Seller and Purchaser receive written notice of such election prior to the Closing, such Preference Property will be eliminated from the Assets and the Purchase Price shall be reduced by the portion of the Allocated Value of the Preference Property pursuant to Section 3.6(b).  If the holder of a Preference Right who has been offered a Preference Property or who has been requested to waive its Preference Right pursuant to Section 3.6(a) does not elect to purchase such Preference Property or waive such Preference Right with respect to the acquisitions contemplated by this Agreement prior to the Closing and the time in which the Preference Right may be exercised has not expired, such Preference Property shall be conveyed to Purchaser at Closing subject to the rights, if any, of the holder of such Preference Right.  In such event, Seller shall continue its efforts to obtain the waiver of such Preference Rights to the extent provided in Section 3.6(a) and Purchaser shall cooperate with such efforts.  If the holder of a Preference Right elects to purchase a Preference Property subject to its Preference Right and Closing has already occurred with respect to such Preference Property, Purchaser shall be obligated to comply with such Preference Right to the extent, if any, that the same remains valid and enforceable with respect to this acquisition and Purchaser shall be entitled to the consideration for the sale of such Preference Property from Purchaser to such Preference Right holder.  If a Transfer Requirement that has been requested prior to Closing has not been granted prior to Closing and the time in which to respond has not expired (to the extent there is a time period to respond), Purchaser shall have the option to: (i) delay the Closing until such Transfer Requirement has been satisfied, or (ii) proceed to Closing, but with an Adjustment to the Purchase Price by the Allocated Value of the Transfer Requirement Property.  If Purchaser selects option (ii) in the previous sentence, Seller shall continue commercial reasonable best efforts to obtain the consent from the Transfer Requirement holder within a reasonable period of time after Closing.  If such consent is obtained within a reasonable time after Closing, Seller shall convey such property to Purchaser and the Purchaser shall pay the amount of the corresponding Purchase Price Adjustment to Seller.

(d)
Purchaser acknowledges that Seller desires to sell all of the Assets and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Assets as herein provided.  Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Preference Property unless the sale of all of the Assets is consummated by the Closing in accordance with the terms of this Agreement.  In furtherance of the foregoing, Seller’s obligation hereunder to sell the Preference Properties to Purchaser is expressly conditioned upon the consummation by the Closing of the sale of all of the Assets in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preference Right; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets which is not otherwise burdened thereby.  Time is of the essence with respect to the parties’ agreement to consummate the sale of the Assets by the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.1  Generally.
(a)
Any representation “to the knowledge of Seller” or “to Seller’s knowledge” or “to the knowledge of Purchaser” or “to Purchaser’s knowledge” is limited to matters within the actual knowledge of (i) the respective land, legal, accounting and health, safety and environmental managers of Seller or Purchaser and (ii) the general manager responsible for the operations as the case may be.

(b)
Subject to the foregoing provisions of this Section 4.1, the disclaimers and waivers contained in Sections 6.4 and 6.5 and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in Sections 4.2 through 4.8.  The representations and warranties of Seller set forth herein shall terminate upon Closing.

Section 4.2 Existence and Qualification.
Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation  where the Assets are located, except where the failure to so qualify would not have a material adverse effect.

Section 4.3  Power.
Seller has the corporate power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 4.4  Authorization and Enforceability.
The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.5  No Conflicts.
The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of incorporation or bylaws of Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or which affect the Assets, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, (iv) violate any laws applicable to Seller or any of the Assets, except for rights to consent by, required notices to, and filings with or other actions by governmental bodies where the same are not required prior to the assignment of oil and gas interests, or (v) require any filing with, notification of or consent, approval or authorization of any governmental body except any matters described in clauses (ii), (iii) or (iv) above which would not have a material adverse effect.

Section 4.6  Condemnation.
To Seller’s knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

Section 4.7  Bankruptcy.
There are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or, to Seller’s knowledge, threatened against Seller or any Affiliate.

Section 4.8  Investment Company.
Seller is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended or (b) subject in any respect to the provisions of said act.

The representations and warranties of Seller set forth herein shall terminate upon Closing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

Section 5.1  Existence and Qualification.
Purchaser is a limited liability company organized, validly existing and in good standing under the laws of the state of its formation; and Purchaser is duly qualified to do business as a foreign entity in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on Purchaser or its properties; and Purchaser is duly qualified to do business as a foreign corporation in the respective jurisdictions where the Assets to be transferred to it are located.

Section 5.2  Power.
Purchaser has the company power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.3  Authorization and Enforceability.
The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary company action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.4  No Conflicts.
The execution, delivery and performance of this Agreement by Purchaser, and the  transactions contemplated by this Agreement will not (i) violate any provision of the certificate of  incorporation or bylaws of Purchaser, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (iv) violate any law, rule or decree applicable to Purchaser or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any governmental body or authority, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a material adverse effect on Purchaser.

Section 5.5  Financing.
Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing.

Section 5.6  Performance Assurances.
Purchaser has the authority and ability to provide financial and performance assurances to Seller to enable Purchaser to meet the obligations contained in this Agreement.

Section 5.7  SEC Disclosure.
Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended and applicable state securities laws.

Section 5.8  Bankruptcy.
There are no bankruptcy, reorganization or receivership proceedings pending against, or, to Purchasers knowledge being contemplated by, or threatened against Purchaser.

The representations and warranties of Purchaser set forth herein shall terminate upon Closing.

ARTICLE VI
POST-CLOSING OBLIGATIONS; INDEMNIFICATION; RELEASE; DISCLAIMERS; AND WAIVERS

Section 6.1  Obligations.
Effective as of the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Date, including but not limited to obligations to (i) furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, and to satisfy all other gas balancing obligations, if any, (ii) pay working interests, royalties, overriding royalties and other interests held in suspense, (iii) properly plug and abandon any and all wells, including inactive wells or temporarily abandoned wells, drilled on the Properties or otherwise pursuant to the Assets, (iv) replug any well, wellbore, or previously plugged well on the Properties to the extent required by governmental body, (v) dismantle, salvage and remove any equipment, structures, materials, platforms, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Properties or otherwise pursuant to the Assets, (vi) clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and laws, and (vii) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leasehold Interests and related contracts, or as required by applicable laws (all of said obligations and liabilities, subject to the exclusions below); provided, however, that Purchaser does not accrue any rights or assume any obligations or liabilities of Seller to the extent that they are attributable to or arise out of the Excluded Assets; provided further, that this Section shall not affect Seller’s responsibility under Section 1.3(b) for Property Costs incurred prior to the Effective date or Seller’s responsibility to make purchase price adjustments, if any, in accordance Section 2.4.

Section 6.2  Indemnities.
(a)
PURCHASER FURTHER AGREES TO DEFEND (INCLUDING BUT NOT LIMITED TO PAYMENT OF REASONABLE ATTORNEYS’ FEES AND COSTS OF LITIGATION), INDEMNIFY AND HOLD HARMLESS Seller from and against any and all demands, damages, debts, liabilities, lawsuits, fines, penalties, liens, encumbrances, judgments, interest, causes of action or claims for relief of any kind or character, known or unknown, at law or in equity, in contract, in tort, under statute, or otherwise, (including but not limited to those for property damage, personal injury, mental or emotional distress, medical monitoring, or death [including loss of parental or spousal consortium and wrongful death]), which any entity or individual ever had or now has or may in the future have against Seller (collectively “Claims”) in any way connected with, arising out of, or related in any manner to the Assets to the extent such Claims arise after the Effective Date, including but not limited to: (i) the failure, or alleged failure, to properly drill, complete, operate and plug and abandon any wellbores, production related equipment and/or complete any cleanup, reclamation or restoration of the surface and wellsite(s) as may be required; (ii) the ownership, use or operation of the Assets, (iii) the potential presence of NORM, asbestos and any other environmental contaminants or pollutants which may be in, on, under or near the Assetsincluding releases of materials into the environment or any other environmental condition arising from the Assets,; and (iv) the personal injury, death or property damage of third parties, Purchaser’s employees, its contractors and subcontractors and their employees, or any of their invitees;  REGARDLESS OF WHETHER CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE, FAULT, OMISSION, OR STRICT OR STATUTORY LIABILITY OF SELLER, AND WHETHER CAUSED BY A PRE-EXISTING CONDITION, and regardless of whether the law, rule, or judgment related to the Claim is in existence on the Effective Date, but excluding any Claims arising out of Seller’s own gross negligence or willful misconduct.

(b)
SELLER AGREES TO DEFEND (INCLUDING BUT NOT LIMITED TO PAYMENT OF REASONABLE ATTORNEYS’ FEES AND COSTS OF LITIGATION), INDEMNIFY AND HOLD HARMLESS Purchaser from and against any and all Claims in any way connected with, arising out of, or related in any manner to the Assets, or the ownership, use or operation thereof, to the extent such Claims arise before the Effective Date or relate to the Excluded Assets (arising at any time); REGARDLESS OF WHETHER CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE, FAULT, OMISSION, OR STRICT OR STATUTORY LIABILITY OF PURCHASER, AND WHETHER CAUSED BY A PRE-EXISTING CONDITION, and regardless of whether the law, rule, or judgment related to the Claim is in existence on the Effective Date, but excluding any Claims arising out of Purchaser’s own gross negligence or willful misconduct.

Section 6.3 Release.
PURCHASER HEREBY AGREES TO RELEASE, ACQUIT AND FOREVER DISCHARGE SELLER from any and all Claims, in any way connected with, arising out of, or related in any manner to (i) the Assets or (ii) any actions taken by or omitted to be taken by Seller on, under, near, or connected to the Assets or regarding the operations thereof, but excluding any Claims in connection with, arising out of, or related in any manner to (i) the Excluded Assets, (ii) Property Costs incurred prior to the Effective Date, or (iii) Seller’s responsibility to make purchase price adjustments, if any, in accordance Section 2.4.

The foregoing release shall include, without limitation, any and all Claims relating to or arising out of any alleged contamination, whether of land, soil, subsoil, ambient air, surface water, and/or groundwater, watercourses, wetlands, publicly owned treatment works, drains, sewer systems or septic systems on or under or near the Assets. PURCHASER COVENANTS AND AGREES THAT IT WILL NOT ATTEMPT TO AVOID THE EFFECT OF THIS RELEASE BY LATER ARGUING THAT AT THE TIME OF THE RELEASE IT DID NOT FULLY APPRECIATE THE EXTENT OF CONTAMINATION, IF ANY, ON THE ASSETS.

Section 6.4  Disclaimers.

(a)
EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH HEREIN OR IN THE CONVEYANCE INSTRUMENTS TO BE DELIVERED BY SELLER TO PURCHASER HEREUNDER, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES.

(b)
EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE HEREIN OR IN THE CONVEYANCE INSTRUMENTS TO BE DELIVERED BY SELLER TO PURCHASER HEREUNDER, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE QUANTITY, QUALITY OR  RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (III) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (IV) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (V) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VI) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS,  REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS (INCLUDING THOSE CONTEMPLATED IN LOUISIANA CIVIL CODE ARTICLES 2475, AND 2520 THROUGH 2548), FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE  MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

(c)
SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 6.5  Waivers.

Section 6.5.1  Waiver of Trade Practices Acts.

(a)
It is the intention of the parties that Purchaser's rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices--Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the "DTPA") or the Louisiana unfair trade practices and consumer protection law, La. R.S. 51:1402, et seq. (the “UTPCPL”).  As such, Purchaser hereby waives the applicability of the DTPA and the UTPCPL to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA and/or the UTPCPL, whether such duties, rights and remedies are applied directly by the DTPA or the UTPCPL itself or indirectly in connection with other statutes; provided, however, Purchaser does not waive § 17.555 of the DTPA.  Purchaser acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use;; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.

(b)
Purchaser expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and the UTPCPL and this waiver of the DTPA and the UTPCPL.  Purchaser further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA and the UTPCPL.

Section 6.5.2  Redhibition Waiver.
Purchaser waives all rights in redhibition pursuant to Louisiana Civil Code Articles 2475 and 2520 through 2548, and acknowledges that this express waiver shall be considered a material and integral part of this sale and the consideration thereof.  Purchaser acknowledges that this waiver has been brought to its attention and has been explained in detail and that Purchaser has voluntarily and knowingly consented to this waiver of warranty of fitness and warranty against redhibitory vices and defects for the Assets.

Section 6.5.3  UTPCPL Waiver.
To the extent applicable to the Properties or any portion thereof, Purchaser hereby waives the provisions of the Louisiana unfair trade practices and consumer protection law (La. R.S. 51:1402, et seq.).  Purchaser warrants and represents that it:  (i) is experienced and knowledgeable  with respect to the oil and gas industry generally and with transactions of this type specifically;(ii) possesses ample knowledge, experience and expertise to evaluate independently the merits and risks of the transactions herein contemplated; and (iii) is not in a significantly disparate bargaining position.

ARTICLE VII
CLOSING

Section 7.1.  Time and Place of Closing
Unless otherwise agreed to in writing by Seller and Purchaser, consummation of the acquisition contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller located at 1201 Lake Robbins Drive, The Woodlands, Texas, at 10:00 a.m., central standard time, on September 12, 2007 (the “Closing Date”) or if all conditions to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the parties under Section 7.2; provided, however that neither Purchaser nor Seller shall  be under any obligation to close the acquisition contemplated herein if the adjustment to the Purchase Price on account of the sum of (i) all Title Defect Amounts for Title Defects determined under Section 3.5(e) prior to the Closing, (ii) all outstanding Preference Rights under Section 3.6(c), and (iii) the value of any casualty losses on the Assets incurred between the Effective Date and the Closing Date, is greater than ten percent (10%) of the unadjusted Purchase Price.

Section 7.2.  Failure to Close.
The acquisition must close no later than September 28, 2007, subject to Section 7.1, unless the parties mutually agree to an extension of such date.  Failure to close the acquisition on or before September 28, 2007 will result in the termination of this Agreement, at which time neither Purchase nor Seller shall have any further obligations or liability to one another or any other third party under this Agreement.

Section 7.3.  Actions to be Taken at Closing.
At the Closing, (i) Purchaser will wire transfer the Closing Payment to Seller; and (ii) both parties will execute the following documents, after adjusting the exhibits attached thereto to reflect any Assets excluded from the acquisition in accordance with Sections 3.5(c) (ii) and 3.6(c), in sufficient duplicate originals to allow for recording in all jurisdictions and offices: the Assignment and Bill of Sale (“Assignments”) attached hereto as Exhibits F,

Section 7.4  Effect of Termination.
If this Agreement is terminated, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 6.4, 6.5, 8.7, 8.8, 8.9 and 8.10 of this Agreement all of which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement.

ARTICLE VIII
OTHER PROVISIONS

Section 8.1.  Delivery of Records.
Following Closing, but in no event later than thirty (30) Business Days following Closing, Seller, at Seller’s cost, shall deliver the Records to Purchaser.

Section 8.2.  Recording and Filing of Assignments.
As soon as practicable after Closing, Purchaser shall (i) record the Assignments in the appropriate counties, and (ii) all other assignment documents and other state and federal transfer documents required to effectuate the transfer of the Assets.  Purchaser further agrees promptly after Closing to take all other actions reasonably required of it by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this acquisition, and to use its reasonable commercial efforts to obtain the approval by such federal or state agencies, as applicable, of Seller’s assignment documents requiring federal or state approval in order for Purchaser to be recognized by the federal or state agencies as the owner of the Assets.  As soon as they are available, Purchaser shall promptly provide Seller with recorded copies of the Assignments and other state and federal transfer documents.

Section 8.3.  Assignment.
No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party and any assignment or delegation made without such consent shall be void.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.4.  Amendment.
This Agreement may be amended or modified only by an agreement in writing executed by both parties.  No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 8.5  Further Assurances.
After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 8.6  Governing Law and Venue.
This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws otherwise applicable to such determinations.

Section 8.7  No Third-Party Beneficiaries.
Nothing in this Agreement shall entitle any person other than Purchaser and Seller to any Claims, remedy or right of any kind.

Section 8.8  Limitation on Damages.
Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the parties acknowledge that this Agreement does not authorize one party to sue for or collect from the other party its own punitive damages, or its own consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby and each party expressly waives for itself and on behalf of its affiliates, any and all Claims it may have against the other party for its own such damages in connection with this Agreement and the transactions contemplated hereby.

Section 8.9  Not to be Construed Against Drafter.
Each party has had an adequate opportunity to review each and every provision of this Agreement and to submit the same to legal counsel for review and advice.  Based on the foregoing, the rule of construction, if any, that a contract be construed against the drafter shall not apply to interpretation or construction of this Agreement.

Section 8.10  No Partnership.
This Agreement shall not be construed to create a partnership, principal/agency relationship or other relationship among the parties comprising the Purchaser such that one party would be liable for the actions or omissions of another party.  The obligations under this Agreement of the parties comprising the Purchaser shall be several and not joint or collective.

Section 8.11  Operation of the Assets
The parties agree to enter into a Transition Agreeement substantially in the form attached as Exhibit G.

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

SELLER:	PURCHASER:
ANADARKO PETROLEUM CORPORATION	IGNIS LOUISIANA SALT BASIN, LLC

/s/ James L. Newcomb		/s/ Michael P. Piazza
By:	James L. Newcomb	By:	Michael P. Piazza
Title:	Agent and Attorney-in-Fact	Title:	President and CEO

EXHIBITS AND SCHEDULES

EXHIBIT A	LEASEHOLD INTERESTS
EXHIBIT B	WELLS AND UNITS
EXHIBIT C	CONTRACTS
EXHIBIT D	SURFACE AGREEMENTS
EXHIBIT E	PREFERENCE RIGHTS AND TRANSFER REQUIREMENTS
EXHIBIT F	ASSIGNMENTS
EXHIBIT G	Transition Agreement